MEMORANDUM OF AGREEMENT


          Agreement made by and between Official Committee of Unsecured Creditors of American Motor Club, Inc., the duly constituted and official committee of unsecured creditors of American Motor Club, Inc. in proceedings captioned In re: American Motor Club, Inc., Case No. 887-70763-260 (hereinafter "AMC") and The Foothold Fund, LP of New York (hereinafter "Purchaser").
          1. By virtue of and in execution of an Order dated April 17, 1997 entered in the Superior Court, Cumberland County, Civil Action Docket Nos. CV-96-486 and CV-96-549 and pursuant to a Notice of Public Auction for Sale of Stock of North East Insurance Company published in the Portland Press Herald on July 8, July 15, and July 22, 1997, and duly posted, the Purchaser hereby agrees to purchase Two Hundred Fifteen Thousand (215,000) shares of stock of North East Insurance Company which shares of stock are subject to the aforesaid Order.
          2. The Purchaser shall pay to the AMC the sum of $419,250.00 as follows: $50,000 at the time of the public auction, which deposit must be increased to ten percent of the purchase price within two days of the public sale, which total deposit is nonrefundable, the receipt whereof is hereby acknowledged by AMC, and the balance at the time of closing by certified or cashier's check. In the event that Purchaser fails to make the payment of the balance due within forty-eight hours of notification from AMC that the shares of North East Insurance Company stock purchased by Purchaser have been issued to said Purchaser, the deposit of $50,000 (plus the increase to ten percent of the purchase price) deposited herewith shall be retained by AMC as liquidated damages. Any interest earned on such deposit as increased shall be retained by AMC and shall not be applied to the purchase price.
          3. At closing, the Purchaser shall pay all expenses of transfer, including without limitation, any and all taxes associated therewith.
          4. If Purchaser shall default in the making of any payment herein required or shall fail to comply with any term, condition or covenant of this Memorandum of Agreement, AMC, in addition to any other rights set forth in this Memorandum of Agreement, shall retain the deposit (as increased) as liquidated damages, declare Purchaser's rights under this Memorandum of Agreement terminated and may resell the shares of stock to the next highest bidder or readvertise the North East Insurance Company shares of stock for sale, at AMC's option. AMC and Purchaser agree that the damages which would be caused to AMC by Purchaser's breach of this Memorandum of Agreement are difficult to estimate accurately and that the deposit amount as increased is a reasonable forecast of the minimum amount necessary to justly compensate AMC for Purchaser's breach.
          5. Purchaser shall not have any right to assign this Memorandum of Agreement.
          6. No term or condition of this Memorandum of Agreement shall be modified except by agreement in writing executed by AMC and Purchaser.
          7. Purchaser acknowledges and agrees that AMC has not made and does not make any representations or warranties regarding marketability, tradeability, transferability or any other matter whatsoever pertaining to the shares of North East Insurance Company stock. Purchaser acknowledges that Purchaser has been provided with the opportunity to investigate all matters pertaining to the shares of North East Insurance Company stock.
Notwithstanding anything to the contrary contained herein, all rights relating to the stock of North East Insurance Company, as set forth in the Order, dated April 17, 1997, are incorporated herein.
          8. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Maine.
          9. This Memorandum of Agreement represents the entire understanding of the parties hereto. AMC and Purchaser acknowledge that neither is relying upon any statement or representation, written or oral, of any party or person which has not been embodied in this Agreement.
          In witness whereof, the parties have hereby set their hands and seals on July 29, 1997.

                                   OFFICIAL COMMITTEE OF
                                   UNSECURED CREDITORS OF
                                   AMERICAN MOTOR CLUB, INC.



-----------------------------      By:/s/ Barry Carus
Witness                               ---------------------------------
                                      Barry Carus, Its Attorney



                                   THE FOOTHOLD FUND, LP



-----------------------------      By:/s/ Peter Russ
Witness                               ---------------------------------
                                      Peter Russ, Its General Partner